UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                         Wheeling-Pittsburgh Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    963142302
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             Peter A. Nussbaum, Esq.
                          S.A.C. Capital Advisors, LLC
                             72 Cummings Point Road
                               Stamford, CT 06902
                                 (203) 890-2000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                October 11, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

       If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

       Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                    SCHEDULE 13D

----------------------------------                ------------------------------
CUSIP No. 963142302                               Page 2 of 12 Pages
----------------------------------                ------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            S.A.C. Capital Advisors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                                   (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              732
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                732
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            732
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)   [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            Less than .01%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                    SCHEDULE 13D

----------------------------------                ------------------------------
CUSIP No. 963142302                               Page 3 of 12 Pages
----------------------------------                ------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            S.A.C. Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                                   (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              732
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                732
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            732
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)   [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            Less than .01%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                    SCHEDULE 13D

----------------------------------                ------------------------------
CUSIP No. 963142302                               Page 4 of 12 Pages
----------------------------------                ------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sigma Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                                   (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              925,780
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                925,780
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            925,780
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)   [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                    SCHEDULE 13D

----------------------------------                ------------------------------
CUSIP No. 963142302                               Page 5 of 12 Pages
----------------------------------                ------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sigma Capital Associates, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                                   (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Anguilla, British West Indies
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              925,780
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                925,780
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            925,780
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)   [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                    SCHEDULE 13D

----------------------------------                ------------------------------
CUSIP No. 963142302                               Page 6 of 12 Pages
----------------------------------                ------------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Steven A. Cohen
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                                   (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              926,512
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                926,512
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            926,512
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)   [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

Item 1.   Security and the Issuer

     This Schedule 13D relates to the shares of common stock, $0.01 par value per share (the "Common Stock"), of Wheeling-Pittsburgh Corporation, a Delaware corporation (the "Issuer"). The principal executive office of the Issuer is located at 1134 Market Street, Wheeling, WV 26003.

Item 2.   Identity and Background

     (a) This statement is filed by:

                  (i) S.A.C. Capital Advisors, LLC ("SAC Capital Advisors") with respect to shares of Common Stock directly beneficially owned by S.A.C. MultiQuant Fund, LLC ("SAC MultiQuant");

                  (ii) S.A.C. Capital Management, LLC with respect to shares of Common Stock directly beneficially owned by SAC MultiQuant;

                  (iii) Sigma Capital Management, LLC ("Sigma Capital Management") with respect to shares of Common Stock directly beneficially owned by Sigma Capital Associates, LLC ("Sigma Capital Associates");

                  (iv) Sigma Capital Associates with respect to shares of Common Stock directly beneficially owned by Sigma Capital Associates; and

                  (v) Steven A. Cohen with respect to shares of Common Stock beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC MultiQuant, Sigma Capital Management and Sigma Capital Associates.

     SAC Capital Advisors, SAC Capital Management, Sigma Capital Management, Sigma Capital Associates and Mr. Cohen (collectively, the "Reporting Persons") expressly disclaim beneficial ownership of securities directly beneficially owned by any person or entity other than, to the extent of any pecuniary interest therein, the various accounts under the Reporting Persons' management and control.

     (b) The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902,
(ii) SAC Capital Management and Sigma Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) Sigma Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

     (c) The principal business of each of SAC Capital Advisors and SAC Capital Management is to serve as investment manager to a variety of private investment funds, including SAC MultiQuant, and to control the investing and trading in securities by these private investment funds. The principal business of Sigma Capital Associates is to serve as a private investment limited liability company. The principal business of Sigma Capital Management is to serve as investment manager to Sigma Capital Associates. The principal business of Mr. Cohen is to serve as a principal of SAC Capital Advisors, SAC Capital Management and other affiliated entities.

     (d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) SAC Capital Advisors, SAC Capital Management and Sigma Capital Management are Delaware limited liability companies. Sigma Capital Associates is an Anguillan limited liability company. Mr. Cohen is a United States Citizen.

Item 3.   Source and Amount of Funds or Other Consideration.

     The Reporting Persons expended an aggregate of approximately $17,000,000 of its investment capital to purchase the 926,512 shares of Common Stock. Such transactions were effected in open market purchases and acquired in the ordinary course of business and are held by SAC MultiQuant and Sigma Capital Associates in commingled margin accounts, maintained at Goldman Sachs & Co. and Morgan Stanley & Co., which may extend margin credit to the Reporting Persons as and when required to open or carry positions in the margin account, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account. The margin account may from time to time have debit balances. Since other securities are held in the margin account, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

Item 4.   Purpose of Transaction.

     The Reporting Persons originally acquired the Common Stock subject to this
Schedule 13D for investment purposes, in the ordinary course of business, and not with the purpose nor with the effect of changing or influencing the control or management of the Issuer and without any agreement with any third party to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer.

     As part of the Reporting Persons' continuing evaluation of, and preservation of the value of their investment in the Common Stock of the Issuer, the Reporting Persons may from time to time (i) engage in discussions with certain persons, including, without limitation, management or representatives, the Issuer's Board of Directors, other shareholders of the Issuer and other relevant parties, concerning matters with respect to the Reporting Persons' investment in the Common Stock, including, without limitation, the business, operations, governance, management, strategy and future plans of the Issuer,
(ii) write letters to, and respond to inquiries from, various parties including, without limitation, the Issuer's Board of Directors, management or representatives, other shareholders and other persons or entities regarding the Issuer's affairs and strategic alternatives.

     Depending on various factors, including, the Issuer's financial position and strategic direction, the outcome of any discussions referenced above, actions taken by the Board of Directors, price levels of the Common Stock, other investment opportunities available to the Reporting Persons, conditions in the securities market and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate with respect to any or all matters referred to in this Item 4 of Schedule 13D. The Reporting Persons may, from time to time, acquire or cause an affiliate to acquire additional Common Stock or dispose of or cause an affiliate to dispose of some or all of their Common Stock, engage in short-selling or hedging or similar transactions with some or all of their Common Stock, or may continue to hold the Common Stock, depending on business and market conditions, their continuing evaluation of the business and prospects of the Issuer, general investment and trading policies of the Reporting Persons, and other factors, including changing their intention with respect to any or all matters referred to in this Item 4 of Schedule 13D. Except as set forth herein, or as would occur upon completion of any of the matters discussed herein, the Reporting Persons have no present plan or proposal that would relate to or result in any of the matters set forth in subparagraphs (a)-(j) of Item 4 of
Schedule 13D.

Item 5.   Interest in Securities of the Issuer.

     (a) As of the close of business on October 19, 2007, the Reporting Persons beneficially own an aggregate of 926,512 shares of Common Stock, representing approximately 6.0% of the shares of Common Stock outstanding. The percentages used herein are based upon 15,351,164 shares of Common Stock reported to be outstanding as of July 31, 2007 by the Issuer in its Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on October 9, 2007.

     SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and Mr. Cohen own directly no shares of Common Stock. Pursuant to investment management agreements, each of SAC Capital Advisors and SAC Capital Management hold all investment and voting power with respect to securities held by SAC MultiQuant. Pursuant to an investment management agreement, Sigma Capital Management holds all investment and voting power with respect to securities held by Sigma Capital Associates. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 926,512 shares of Common Stock (constituting approximately 6.0% of the shares of Common Stock outstanding).

     (b) None of the Reporting Persons has sole power to vote or direct the vote or sole power to dispose or direct the disposition of shares of Common Stock.

                  (i) SAC Capital Advisors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 732 shares of Common Stock, constituting less than .01% of such class of securities;

                  (ii) SAC Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 732 shares of Common Stock, constituting less than .01% of such class of securities;

                  (iii) Sigma Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 925,780 shares of Common Stock, constituting approximately 6.0%of such class of securities;

                  (iv) Sigma Capital Associates has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 925,780 shares of Common Stock, constituting approximately 6.0%of such class of securities; and

                  (v) Steven A. Cohen has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 926,512 shares of Common Stock, constituting approximately 6.0% of such class of securities.

     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons during the past 60 days is set forth in Schedule A hereto and is incorporated herein by reference. All of such transactions were effected in open market purchases through various brokerage entities on the NASDAQ.

     (d) No person other than SAC Capital Advisors, SAC Capital Management, SAC MultiQuant, Sigma Capital Management, Sigma Capital Associates and Steven A. Cohen is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock directly beneficially owned by SAC MultiQuant and Sigma Capital Associates.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Other than as described herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to the securities of the Issuer.

     The Reporting Persons may, from time to time, enter into and dispose of cash-settled equity swaps or other similar derivative transactions with one or more counterparties that are based upon the value of shares of Common Stock, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the shares of Common Stock, the relative value of shares of Common Stock in comparison to one or more other financial instruments, indexes or securities, a basket or group of securities in which shares of Common Stock may be included, or a combination of any of the foregoing. In addition to the shares of Common Stock reported herein by the Reporting Persons, S.A.C. MultiQuant Fund, LLC currently has long economic exposure to 40,000 shares of Common Stock through such contracts and another affiliate of the Reporting Persons, S.A.C. Capital Associates, LLC, currently has long economic exposure to an additional 1543 shares of Common Stock through such contracts. These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts or that may be held from time to time by any counterparties to such contracts.

Item 7.   Material to be filed as Exhibits.

1.  Schedule A - Sixty Day Trading History
2.  Exhibit A - Joint Filing Agreement

                                   SIGNATURES

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: October 22, 2007


                                        S.A.C .CAPITAL ADVISORS, LLC


                                        By:  /s/ Peter Nussbaum
                                             -----------------------------------
                                             Name:  Peter Nussbaum
                                             Title: Authorized Person


                                        S.A.C. CAPITAL MANAGEMENT, LLC


                                        By:  /s/ Peter Nussbaum
                                             -----------------------------------
                                             Name:  Peter Nussbaum
                                             Title: Authorized Person



                                        SIGMA CAPITAL MANAGEMENT, LLC


                                         By:  /s/ Peter Nussbaum
                                             -----------------------------------
                                             Name:  Peter Nussbaum
                                             Title: Authorized Person



                                        SIGMA CAPITAL ASSOCIATES, LLC


                                         By:  /s/ Peter Nussbaum
                                             -----------------------------------
                                             Name:  Peter Nussbaum
                                             Title: Authorized Person


                                        STEVEN A. COHEN


                                        By:  /s/ Peter Nussbaum
                                             -----------------------------------
                                             Name:  Peter Nussbaum
                                             Title: Authorized Person

                                                              Schedule A
                                                              ----------

                                      SIXTY DAY TRADING HISTORY, WHEELING-PITTSBURGH CORPORATION

----------------- ----------------------------------------------- ----------------------- -----------------------

      Date                         Company Name                           Amount           Price Per Share ($)
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      200                   16.29
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      100                    16.3
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      300                   16.31
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         S.A.C. MultiQuant Fund, LLC                                        100                   16.33
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      100                   16.37
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                     2383                    16.4
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                     1200                   16.42
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      600                   16.43
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      500                   16.45
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      100                   16.46
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      200                   16.47
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      100                   16.48
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      400                   16.49
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                     9200                    16.5
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      100                   16.51
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      300                   16.54
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                     2524                   16.55
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      200                   16.56
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      500                   16.57
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      100                   16.58
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      100                   16.59
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                     8700                    16.6
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                     1562                   16.61
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      921                   16.62
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      300                   16.63
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      200                   16.64
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      600                   16.65
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      138                   16.66
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                      200                   16.67
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                     1755                   16.68
----------------- ----------------------------------------------- ----------------------- -----------------------
8/21/2007         Sigma Capital Associates, LLC                                     1417                   16.74
----------------- ----------------------------------------------- ----------------------- -----------------------
8/22/2007         Sigma Capital Associates, LLC                                      100                   17.16
----------------- ----------------------------------------------- ----------------------- -----------------------
8/22/2007         Sigma Capital Associates, LLC                                     2862                    17.3
----------------- ----------------------------------------------- ----------------------- -----------------------
8/23/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.24
----------------- ----------------------------------------------- ----------------------- -----------------------
8/23/2007         Sigma Capital Associates, LLC                                      500                   17.28
----------------- ----------------------------------------------- ----------------------- -----------------------
8/23/2007         Sigma Capital Associates, LLC                                    11538                    17.4
----------------- ----------------------------------------------- ----------------------- -----------------------
8/23/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.74
----------------- ----------------------------------------------- ----------------------- -----------------------
8/23/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.74
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.92
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.93
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        200                   17.94
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        600                   17.95
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                       1800                   17.98


----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.99
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.04
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.09
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.14
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        122                   18.26
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        300                   18.27
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                         78                   18.28
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        400                   18.29
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        300                   18.34
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        200                   18.37
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.38
----------------- ----------------------------------------------- ----------------------- -----------------------
8/24/2007         S.A.C. MultiQuant Fund, LLC                                        100                    18.4
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                         16                   17.97
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.01
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.03
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                         52                   18.05
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        200                   18.06
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        248                   18.07
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         Sigma Capital Associates, LLC                                      300                   18.08
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         Sigma Capital Associates, LLC                                      200                    18.1
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        200                   18.11
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.12
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         Sigma Capital Associates, LLC                                      100                   18.13
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        300                   18.14
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         Sigma Capital Associates, LLC                                      200                   18.15
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         Sigma Capital Associates, LLC                                      200                   18.17
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         Sigma Capital Associates, LLC                                      100                   18.21
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         Sigma Capital Associates, LLC                                      100                   18.22
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         Sigma Capital Associates, LLC                                      100                   18.24
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         Sigma Capital Associates, LLC                                     4000                   18.25
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.26
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.31
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.42
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.43
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.46
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                    18.5
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.52
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        111                   18.53
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                         91                   18.57
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        200                   18.58
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.59
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                    18.6
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        200                   18.62
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                         52                   18.63
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        300                   18.65
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        200                   18.66
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        261                   18.67
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        187                    18.7
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        603                   18.71
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        200                   18.72


----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        197                   18.74
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        276                   18.75
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.76
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        200                   18.77
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                       -700                18.77143
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        700                18.77143
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        124                   18.78
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        298                    18.8
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        300                   18.83
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.89
----------------- ----------------------------------------------- ----------------------- -----------------------
8/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                    18.9
----------------- ----------------------------------------------- ----------------------- -----------------------
8/28/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.56
----------------- ----------------------------------------------- ----------------------- -----------------------
8/28/2007         S.A.C. MultiQuant Fund, LLC                                        200                   17.57
----------------- ----------------------------------------------- ----------------------- -----------------------
8/28/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.59
----------------- ----------------------------------------------- ----------------------- -----------------------
8/28/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.68
----------------- ----------------------------------------------- ----------------------- -----------------------
8/28/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.85
----------------- ----------------------------------------------- ----------------------- -----------------------
8/28/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.86
----------------- ----------------------------------------------- ----------------------- -----------------------
8/28/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.89
----------------- ----------------------------------------------- ----------------------- -----------------------
8/28/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.89
----------------- ----------------------------------------------- ----------------------- -----------------------
8/29/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.51
----------------- ----------------------------------------------- ----------------------- -----------------------
8/29/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.56
----------------- ----------------------------------------------- ----------------------- -----------------------
8/29/2007         S.A.C. MultiQuant Fund, LLC                                        400                   17.61
----------------- ----------------------------------------------- ----------------------- -----------------------
8/29/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.63
----------------- ----------------------------------------------- ----------------------- -----------------------
8/29/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.67
----------------- ----------------------------------------------- ----------------------- -----------------------
8/29/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.68
----------------- ----------------------------------------------- ----------------------- -----------------------
8/29/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.73
----------------- ----------------------------------------------- ----------------------- -----------------------
8/29/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.84
----------------- ----------------------------------------------- ----------------------- -----------------------
8/29/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.86
----------------- ----------------------------------------------- ----------------------- -----------------------
8/29/2007         S.A.C. MultiQuant Fund, LLC                                        200                 17.9575
------------------ ----------------------------------------------- ---------------------- -----------------------
8/29/2007         S.A.C. MultiQuant Fund, LLC                                       -200                 17.9575
----------------- ----------------------------------------------- ----------------------- -----------------------
8/30/2007         S.A.C. MultiQuant Fund, LLC                                          4                   17.59
----------------- ----------------------------------------------- ----------------------- -----------------------
8/30/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.64
----------------- ----------------------------------------------- ----------------------- -----------------------
8/30/2007         S.A.C. MultiQuant Fund, LLC                                       -288               17.949791
----------------- ----------------------------------------------- ----------------------- -----------------------
8/30/2007         S.A.C. MultiQuant Fund, LLC                                        288               17.949791
----------------- ----------------------------------------------- ----------------------- -----------------------
8/30/2007         Sigma Capital Associates, LLC                                    -1604                      18
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.55
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        200                   17.62
------------------ ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.64
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.66
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        300                   17.72
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        200                   17.79
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.82
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.83
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.88
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        300                   17.89
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        212                   18.07
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                       -212                   18.07
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        200                   18.12
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.15
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        200                   18.17


----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                        200                   18.18
----------------- ----------------------------------------------- ----------------------- -----------------------
8/31/2007         S.A.C. MultiQuant Fund, LLC                                         12                   18.43
----------------- ----------------------------------------------- ----------------------- -----------------------
9/4/2007          Sigma Capital Associates, LLC                                    -5500                    18.5
----------------- ----------------------------------------------- ----------------------- -----------------------
9/5/2007          Sigma Capital Associates, LLC                                      400                   17.77
----------------- ----------------------------------------------- ----------------------- -----------------------
9/5/2007          Sigma Capital Associates, LLC                                       19                   17.78
----------------- ----------------------------------------------- ----------------------- -----------------------
9/5/2007          Sigma Capital Associates, LLC                                      100                   17.82
----------------- ----------------------------------------------- ----------------------- -----------------------
9/5/2007          Sigma Capital Associates, LLC                                     2481                   17.85
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          S.A.C. MultiQuant Fund, LLC                                         11                   17.55
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          S.A.C. MultiQuant Fund, LLC                                         89                   17.57
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                      200                   17.58
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                      300                   17.59
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                      200                    17.6
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                     1067                   17.61
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          S.A.C. MultiQuant Fund, LLC                                        100                   17.62
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                     2300                   17.65
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                      500                    17.7
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                      100                   17.71
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                      100                   17.73
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                      500                   17.74
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                      300                   17.83
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                      100                   17.99
----------------- ----------------------------------------------- ----------------------- -----------------------
9/6/2007          Sigma Capital Associates, LLC                                     8400                      18
----------------- ----------------------------------------------- ----------------------- -----------------------
9/7/2007          S.A.C. MultiQuant Fund, LLC                                       -400                    17.3
----------------- ----------------------------------------------- ----------------------- -----------------------
9/7/2007          S.A.C. MultiQuant Fund, LLC                                       -300                   17.31
----------------- ----------------------------------------------- ----------------------- -----------------------
9/7/2007          S.A.C. MultiQuant Fund, LLC                                       -200                   17.34
----------------- ----------------------------------------------- ----------------------- -----------------------
9/7/2007          S.A.C. MultiQuant Fund, LLC                                       -200                   17.35
----------------- ----------------------------------------------- ----------------------- -----------------------
9/7/2007          S.A.C. MultiQuant Fund, LLC                                       -100                   17.36
----------------- ----------------------------------------------- ----------------------- -----------------------
9/7/2007          S.A.C. MultiQuant Fund, LLC                                       -178                    17.4
----------------- ----------------------------------------------- ----------------------- -----------------------
9/7/2007          S.A.C. MultiQuant Fund, LLC                                        -22                   17.42
----------------- ----------------------------------------------- ----------------------- -----------------------
9/7/2007          S.A.C. MultiQuant Fund, LLC                                       -100                   17.43
----------------- ----------------------------------------------- ----------------------- -----------------------
9/7/2007          S.A.C. MultiQuant Fund, LLC                                       -300                   17.46
----------------- ----------------------------------------------- ----------------------- -----------------------
9/10/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.15
----------------- ----------------------------------------------- ----------------------- -----------------------
9/10/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.18
----------------- ----------------------------------------------- ----------------------- -----------------------
9/10/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.26
----------------- ----------------------------------------------- ----------------------- -----------------------
9/10/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.31
----------------- ----------------------------------------------- ----------------------- -----------------------
9/10/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.71
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         Sigma Capital Associates, LLC                                     1300                   17.26
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.27
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         Sigma Capital Associates, LLC                                      500                   17.28
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -300                   17.29
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -100                    17.3
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         Sigma Capital Associates, LLC                                      100                   17.33
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         Sigma Capital Associates, LLC                                      100                   17.36
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         Sigma Capital Associates, LLC                                      100                   17.37
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         Sigma Capital Associates, LLC                                     1400                   17.38
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         Sigma Capital Associates, LLC                                      300                   17.39
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -100                    17.4
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         Sigma Capital Associates, LLC                                     3600                    17.4
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -100                    17.5
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.83


----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.86
----------------- ----------------------------------------------- ----------------------- ------------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -300                    17.9
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -400                   17.91
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.03
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.04
----------------- ----------------------------------------------- ----------------------- -----------------------
9/11/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.11
----------------- ----------------------------------------------- ----------------------- ------------------------
9/12/2007         Sigma Capital Associates, LLC                                      500                    17.4
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      100                   17.41
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      100                   17.46
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.47
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     1300                   17.47
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     1500                   17.48
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     2538                   17.49
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         S.A.C. MultiQuant Fund, LLC                                       -100                    17.5
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      100                    17.5
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      100                    17.5
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      100                    17.5
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     1300                   17.51
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      700                   17.52
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      100                   17.53
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     1600                   17.54
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.55
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     8600                   17.55
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      300                   17.56
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     1069                   17.57
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      100                   17.58
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.59
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      100                   17.59
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     7297                    17.6
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     2200                   17.62
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      100                   17.63
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      300                   17.64
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     8600                   17.65
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     2100                   17.66
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      300                   17.67
------------------ ----------------------------------------------- ----------------------- ----------------------
9/12/2007         Sigma Capital Associates, LLC                                      300                   17.68
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                     1500                   17.69
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                    27993                    17.7
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                      100                   17.73
----------------- ----------------------------------------------- ----------------------- -----------------------
9/12/2007         Sigma Capital Associates, LLC                                    16003                   17.75
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.58
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      200                   17.59
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      100                   17.62
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      100                   17.67
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      100                   17.71
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.73
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                     7758                   17.75
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      200                   17.77
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                     1375                   17.78
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      500                   17.84


----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         S.A.C. MultiQuant Fund, LLC                                       -100                    17.9
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      400                   17.91
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      200                   17.92
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      600                   17.94
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      200                   17.95
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      200                   17.97
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      100                   17.98
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.99
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                    11225                      18
------------------ ----------------------------------------------- ----------------------- ----------------------
9/13/2007         Sigma Capital Associates, LLC                                      200                   18.13
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      100                   18.14
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      100                   18.15
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      500                   18.16
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      100                   18.17
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.19
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      900                   18.21
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      100                   18.22
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      100                   18.24
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                     1000                   18.25
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                      100                   18.28
----------------- ----------------------------------------------- ----------------------- -----------------------
9/13/2007         Sigma Capital Associates, LLC                                     1800                    18.3
----------------- ----------------------------------------------- ----------------------- -----------------------
9/14/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.87
----------------- ----------------------------------------------- ----------------------- -----------------------
9/14/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.92
----------------- ----------------------------------------------- ----------------------- -----------------------
9/14/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.94
----------------- ----------------------------------------------- ----------------------- -----------------------
9/14/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.95
----------------- ----------------------------------------------- ----------------------- -----------------------
9/14/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.02
----------------- ----------------------------------------------- ----------------------- -----------------------
9/14/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.21
----------------- ----------------------------------------------- ----------------------- -----------------------
9/14/2007         S.A.C. MultiQuant Fund, LLC                                         -9                   18.22
----------------- ----------------------------------------------- ----------------------- -----------------------
9/14/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.27
----------------- ----------------------------------------------- ----------------------- -----------------------
9/14/2007         S.A.C. MultiQuant Fund, LLC                                        -91                   18.33
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         Sigma Capital Associates, LLC                                      835                   17.63
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         Sigma Capital Associates, LLC                                      800                   17.64
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         Sigma Capital Associates, LLC                                      600                   17.65
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                       -400                   17.75
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         Sigma Capital Associates, LLC                                     2765                   17.75
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         Sigma Capital Associates, LLC                                      307                   17.79
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         Sigma Capital Associates, LLC                                      300                    17.8
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         Sigma Capital Associates, LLC                                      400                   17.81
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                        -87                   17.87
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         Sigma Capital Associates, LLC                                      100                   17.89
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         Sigma Capital Associates, LLC                                     6272                    17.9
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                        -36                   17.91
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                        -64                   17.93
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   17.95
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                       -300                   17.99
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                       -100                      18
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                        -10                   18.02
------------------ ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                         -3                   18.08
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.09
----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                       -100                    18.1


----------------- ----------------------------------------------- ----------------------- -----------------------
9/17/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.35
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                        100                   17.83
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.11
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.16
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.18
------------------ ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -300                    18.2
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.21
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -100                    18.3
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -200                   18.31
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.32
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.33
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         Sigma Capital Associates, LLC                                    -1439                   18.43
----------------- ----------------------------------------------- ----------------------- ------------------------
9/18/2007         Sigma Capital Associates, LLC                                     -200                   18.44
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         Sigma Capital Associates, LLC                                   -15000                   18.45
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         Sigma Capital Associates, LLC                                     -300                   18.46
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.47
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         Sigma Capital Associates, LLC                                     -300                   18.48
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         Sigma Capital Associates, LLC                                     -700                   18.49
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         Sigma Capital Associates, LLC                                    -2800                    18.5
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         Sigma Capital Associates, LLC                                     -900                   18.51
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         Sigma Capital Associates, LLC                                     -385                   18.54
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         Sigma Capital Associates, LLC                                    -2776                   18.55
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         Sigma Capital Associates, LLC                                     -200                   18.56
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.61
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                        -17                   18.63
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                        -65                   18.64
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                        -83                   18.65
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -235                    18.7
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.71
----------------- ----------------------------------------------- ----------------------- -----------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.76
----------------- ----------------------------------------------- ----------------------- ------------------------
9/18/2007         S.A.C. MultiQuant Fund, LLC                                        -28                   18.78
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         Sigma Capital Associates, LLC                                     -100                   18.71
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                        -77                   18.78
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         Sigma Capital Associates, LLC                                     -800                   18.79
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                      -3400                    18.8
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         Sigma Capital Associates, LLC                                     -800                   18.81
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                       -106                   18.82
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         Sigma Capital Associates, LLC                                     -100                   18.83
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         Sigma Capital Associates, LLC                                     -100                   18.84
------------------ ----------------------------------------------- ----------------------- ----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                       -717                   18.85
------------------ ----------------------------------------------- ----------------------- ----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.86
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         Sigma Capital Associates, LLC                                     -400                   18.89
------------------ ----------------------------------------------- ----------------------- ----------------------
9/19/2007         Sigma Capital Associates, LLC                                   -15200                 18.8979
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                       -100                    18.9
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                       -200                   18.91
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         Sigma Capital Associates, LLC                                     -100                   18.92
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                       -115                   18.93
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                       -200                   18.94
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                         15                   18.95
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                       -200                   18.97


----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                        100                   18.97
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   18.99
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                         28                      19
----------------- ----------------------------------------------- ----------------------- -----------------------
9/19/2007         S.A.C. MultiQuant Fund, LLC                                        100                    19.1
----------------- ----------------------------------------------- ----------------------- -----------------------
9/20/2007         Sigma Capital Associates, LLC                                      470                   18.94
----------------- ----------------------------------------------- ----------------------- -----------------------
9/20/2007         Sigma Capital Associates, LLC                                      500                   18.95
----------------- ----------------------------------------------- ----------------------- -----------------------
9/20/2007         Sigma Capital Associates, LLC                                      100                   18.97
------------------ ----------------------------------------------- ----------------------- ----------------------
9/20/2007         Sigma Capital Associates, LLC                                      100                   18.98
------------------ ----------------------------------------------- ----------------------- ----------------------
9/20/2007         Sigma Capital Associates, LLC                                     1100                   18.99
----------------- ----------------------------------------------- ----------------------- -----------------------
9/20/2007         Sigma Capital Associates, LLC                                     8104                      19
----------------- ----------------------------------------------- ----------------------- -----------------------
9/20/2007         Sigma Capital Associates, LLC                                     2500                   19.01
----------------- ----------------------------------------------- ----------------------- -----------------------
9/20/2007         Sigma Capital Associates, LLC                                    -1415                 19.2507
----------------- ----------------------------------------------- ----------------------- -----------------------
9/24/2007         S.A.C. MultiQuant Fund, LLC                                        -37                   19.26
----------------- ----------------------------------------------- ----------------------- -----------------------
9/24/2007         S.A.C. MultiQuant Fund, LLC                                        -63                   19.32
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      400                   19.09
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      100                   19.11
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      100                   19.12
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      400                   19.13
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      289                   19.15
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      100                   19.16
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      100                   19.19
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                     1700                   19.19
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                     3763                    19.2
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      200                   19.21
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      200                   19.22
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      400                   19.23
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      400                   19.24
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                    26354                   19.25
----------------- ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      100                   19.29
------------------ ----------------------------------------------- ----------------------- -----------------------
9/25/2007         Sigma Capital Associates, LLC                                      394                    19.3
----------------- ----------------------------------------------- ----------------------- -----------------------
9/26/2007         Sigma Capital Associates, LLC                                      800                   19.11
----------------- ----------------------------------------------- ----------------------- -----------------------
9/26/2007         Sigma Capital Associates, LLC                                      200                   19.13
----------------- ----------------------------------------------- ----------------------- -----------------------
9/26/2007         Sigma Capital Associates, LLC                                     9000                    19.2
----------------- ----------------------------------------------- ----------------------- -----------------------
9/27/2007         Sigma Capital Associates, LLC                                      300                      19
----------------- ----------------------------------------------- ----------------------- -----------------------
9/27/2007         Sigma Capital Associates, LLC                                      100                   19.02
----------------- ----------------------------------------------- ----------------------- -----------------------
9/27/2007         Sigma Capital Associates, LLC                                      100                   19.04
----------------- ----------------------------------------------- ----------------------- -----------------------
9/27/2007         Sigma Capital Associates, LLC                                     4500                   19.05
----------------- ----------------------------------------------- ----------------------- -----------------------
9/27/2007         S.A.C. MultiQuant Fund, LLC                                        100                   19.06
----------------- ----------------------------------------------- ----------------------- -----------------------
9/28/2007         Sigma Capital Associates, LLC                                      200                   19.08
------------------ ----------------------------------------------- ----------------------- -----------------------
9/28/2007         Sigma Capital Associates, LLC                                      268                   19.09
----------------- ----------------------------------------------- ----------------------- -----------------------
9/28/2007         Sigma Capital Associates, LLC                                     4532                    19.1
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                     2843                   19.27
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                     7300                   19.28
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                      100                   19.29
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                      100                    19.3
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                     2100                   19.32
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                      100                   19.34
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                      600                   19.35
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                      834                   19.38
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                      324                   19.39


----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                    15128                    19.4
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                      200                   19.41
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                      100                   19.42
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                      100                   19.44
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                     6371                   19.45
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                      200                   19.48
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                     5100                   19.49
----------------- ----------------------------------------------- ----------------------- -----------------------
10/1/2007         Sigma Capital Associates, LLC                                    13500                    19.5
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                      300                    19.1
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                      100                   19.13
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                      100                   19.18
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                      100                   19.19
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                     2512                    19.2
----------------- ----------------------------------------------- ----------------------- ------------------------
10/3/2007         Sigma Capital Associates, LLC                                      400                   19.23
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                      100                   19.26
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                     1371                   19.32
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                      600                   19.34
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                     4700                   19.35
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                     2000                   19.75
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                     1000                   19.78
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                      100                    19.8
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                      700                   19.81
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                      100                   19.84
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                     7000                   19.85
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                      100                   19.89
----------------- ----------------------------------------------- ----------------------- -----------------------
10/3/2007         Sigma Capital Associates, LLC                                    14000                    19.9
----------------- ----------------------------------------------- ----------------------- -----------------------
10/4/2007         S.A.C. MultiQuant Fund, LLC                                        -77                   19.93
----------------- ----------------------------------------------- ----------------------- ------------------------
10/4/2007         S.A.C. MultiQuant Fund, LLC                                       -100                   19.94
----------------- ----------------------------------------------- ----------------------- -----------------------
10/4/2007         S.A.C. MultiQuant Fund, LLC                                       -100                      20
----------------- ----------------------------------------------- ----------------------- -----------------------
10/4/2007         S.A.C. MultiQuant Fund, LLC                                       -200                   20.01
----------------- ----------------------------------------------- ----------------------- -----------------------
10/4/2007         S.A.C. MultiQuant Fund, LLC                                        -23                   20.03
----------------- ----------------------------------------------- ----------------------- -----------------------
10/4/2007         S.A.C. MultiQuant Fund, LLC                                        -100                   20.23
----------------- ----------------------------------------------- ----------------------- ------------------------
10/5/2007         S.A.C. MultiQuant Fund, LLC                                        100                   19.98
----------------- ----------------------------------------------- ----------------------- -----------------------
10/5/2007         Sigma Capital Associates, LLC                                      801                   20.13
----------------- ----------------------------------------------- ----------------------- -----------------------
10/5/2007         Sigma Capital Associates, LLC                                      100                   20.14
----------------- ----------------------------------------------- ----------------------- -----------------------
10/5/2007         S.A.C. MultiQuant Fund, LLC                                        100                    20.2
----------------- ----------------------------------------------- ----------------------- -----------------------
10/5/2007         Sigma Capital Associates, LLC                                        1                   20.21
----------------- ----------------------------------------------- ----------------------- -----------------------
10/5/2007         Sigma Capital Associates, LLC                                      100                   20.24
----------------- ----------------------------------------------- ----------------------- -----------------------
10/5/2007         Sigma Capital Associates, LLC                                      200                   20.25
----------------- ----------------------------------------------- ----------------------- -----------------------
10/5/2007         Sigma Capital Associates, LLC                                     8798                    20.3
----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         Sigma Capital Associates, LLC                                     1400                   19.92
----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         Sigma Capital Associates, LLC                                      100                   19.93
----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         Sigma Capital Associates, LLC                                      400                   19.94
----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         Sigma Capital Associates, LLC                                      727                   19.97
----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         Sigma Capital Associates, LLC                                      100                   19.98
----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         Sigma Capital Associates, LLC                                      100                   19.99
----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         Sigma Capital Associates, LLC                                     8773                      20
----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         S.A.C. MultiQuant Fund, LLC                                        100                   20.04
----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         Sigma Capital Associates, LLC                                     8500                   20.05
----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         S.A.C. MultiQuant Fund, LLC                                        100                   20.22


----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         S.A.C. MultiQuant Fund, LLC                                        200                   20.24
----------------- ----------------------------------------------- ----------------------- -----------------------
10/8/2007         S.A.C. MultiQuant Fund, LLC                                        100                   20.25
----------------- ----------------------------------------------- ----------------------- ------------------------
10/8/2007         S.A.C. MultiQuant Fund, LLC                                        100                   20.26
----------------- ----------------------------------------------- ----------------------- -----------------------
10/10/2007        Sigma Capital Associates, LLC                                     1900                   19.85
----------------- ----------------------------------------------- ----------------------- -----------------------
10/10/2007        Sigma Capital Associates, LLC                                      400                   19.88
----------------- ----------------------------------------------- ----------------------- -----------------------
10/10/2007        Sigma Capital Associates, LLC                                     2900                    19.9
----------------- ----------------------------------------------- ----------------------- -----------------------
10/10/2007        Sigma Capital Associates, LLC                                      200                   19.92
----------------- ----------------------------------------------- ----------------------- -----------------------
10/10/2007        Sigma Capital Associates, LLC                                      100                   19.97
----------------- ----------------------------------------------- ----------------------- -----------------------
10/10/2007        Sigma Capital Associates, LLC                                     4500                   20.05
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      500                   19.52
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      200                   19.57
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      200                   19.58
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        S.A.C. MultiQuant Fund, LLC                                       -100                   19.63
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      100                   19.63
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      100                   19.66
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                       73                   19.67
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                     1806                   19.68
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                       40                   19.71
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      400                   19.72
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      200                   19.73
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      603                   19.75
----------------- ----------------------------------------------- ----------------------- ------------------------
10/11/2007        S.A.C. MultiQuant Fund, LLC                                       -100                   19.76
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      200                   19.76
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      100                   19.77
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      200                   19.78
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      300                   19.81
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        S.A.C. MultiQuant Fund, LLC                                       -100                   19.82
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      100                   19.82
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      800                   19.83
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      300                   19.84
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      300                   19.85
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        S.A.C. MultiQuant Fund, LLC                                       -100                   19.86
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      100                   19.86
----------------- ----------------------------------------------- ----------------------- ------------------------
10/11/2007        Sigma Capital Associates, LLC                                      578                   19.87
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      900                   19.88
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        S.A.C. MultiQuant Fund, LLC                                       -100                   19.89
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      600                   19.89
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                     1700                    19.9
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                     2700                   19.91
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                     1700                   19.92
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                      800                   19.93
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                     2400                   19.94
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                     6000                   19.95
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                     2000                   19.98
----------------- ----------------------------------------------- ----------------------- ------------------------
10/11/2007        Sigma Capital Associates, LLC                                      100                   19.99
----------------- ----------------------------------------------- ----------------------- -----------------------
10/11/2007        Sigma Capital Associates, LLC                                     8900                      20
----------------- ----------------------------------------------- ----------------------- -----------------------
10/12/2007        Sigma Capital Associates, LLC                                      558                   19.72
----------------- ----------------------------------------------- ----------------------- -----------------------
10/12/2007        Sigma Capital Associates, LLC                                      100                   19.73
----------------- ----------------------------------------------- ----------------------- -----------------------
10/12/2007        Sigma Capital Associates, LLC                                      100                   19.76
----------------- ----------------------------------------------- ----------------------- -----------------------
10/12/2007        Sigma Capital Associates, LLC                                      400                   19.87


----------------- ----------------------------------------------- ----------------------- -----------------------
10/12/2007        Sigma Capital Associates, LLC                                      100                   19.93
----------------- ----------------------------------------------- ----------------------- -----------------------
10/12/2007        Sigma Capital Associates, LLC                                     3742                   19.95
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                      300                   19.67
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                      900                   19.68
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                      100                    19.7
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                     4400                   19.75
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                     2800                   19.87
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                      900                   19.89
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                     2251                    19.9
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                      100                   19.91
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                     2297                   19.92
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                      974                   19.94
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                     7009                   19.95
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                      300                   19.96
----------------- ----------------------------------------------- ----------------------- -----------------------
10/15/2007        Sigma Capital Associates, LLC                                     1200                   19.97
----------------- ----------------------------------------------- ----------------------- ------------------------
10/15/2007        Sigma Capital Associates, LLC                                     6469                   19.99
----------------- ----------------------------------------------- ----------------------- -----------------------
10/16/2007        Sigma Capital Associates, LLC                                     1300                   19.51
----------------- ----------------------------------------------- ----------------------- -----------------------
10/16/2007        Sigma Capital Associates, LLC                                      100                   19.54
----------------- ----------------------------------------------- ----------------------- -----------------------
10/16/2007        Sigma Capital Associates, LLC                                     1000                   19.57
----------------- ----------------------------------------------- ----------------------- -----------------------
10/16/2007        Sigma Capital Associates, LLC                                      240                   19.58
----------------- ----------------------------------------------- ----------------------- -----------------------
10/16/2007        Sigma Capital Associates, LLC                                      100                   19.67
----------------- ----------------------------------------------- ----------------------- -----------------------
10/16/2007        Sigma Capital Associates, LLC                                      100                   19.72
----------------- ----------------------------------------------- ----------------------- -----------------------
10/16/2007        Sigma Capital Associates, LLC                                      100                   19.74
----------------- ----------------------------------------------- ----------------------- ------------------------
10/16/2007        Sigma Capital Associates, LLC                                      100                   19.76
----------------- ----------------------------------------------- ----------------------- -----------------------
10/16/2007        Sigma Capital Associates, LLC                                      100                   19.78
----------------- ----------------------------------------------- ----------------------- -----------------------
10/16/2007        Sigma Capital Associates, LLC                                      100                   19.82
----------------- ----------------------------------------------- ----------------------- -----------------------
10/16/2007        Sigma Capital Associates, LLC                                     6860                   19.85
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      100                   19.18
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     3100                   19.25
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      400                   19.31
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      100                   19.35
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      200                   19.39
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      100                   19.43
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      100                   19.44
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      300                   19.46
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      100                   19.47
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     1762                    19.5
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     1338                   19.53
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      200                   19.54
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      500                   19.55
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     1348                   19.56
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     3031                   19.57
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      900                   19.58
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     3800                    19.6
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     1200                   19.61
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      200                   19.62
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      596                   19.63
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     1745                   19.65
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     4600                   19.67
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      800                   19.68


----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     1041                   19.69
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     1200                    19.7
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     1400                   19.72
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     1600                   19.74
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     9200                   19.75
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     1400                   19.77
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     7135                   19.85
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      200                   19.89
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                      600                    19.9
----------------- ----------------------------------------------- ----------------------- -----------------------
10/17/2007        Sigma Capital Associates, LLC                                     6708                   19.95
----------------- ----------------------------------------------- ----------------------- -----------------------
10/18/2007        Sigma Capital Associates, LLC                                     1066                   19.91
----------------- ----------------------------------------------- ----------------------- -----------------------
10/18/2007        Sigma Capital Associates, LLC                                       34                   19.96
----------------- ----------------------------------------------- ----------------------- -----------------------
10/18/2007        Sigma Capital Associates, LLC                                     3900                   19.97
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      310                   19.09
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      200                    19.1
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     1005                   19.11
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      400                   19.12
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      357                   19.13
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      500                   19.14
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      300                   19.15
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      643                   19.16
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     1500                   19.17
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      500                   19.18
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      600                   19.19
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      100                   19.22
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      600                   19.25
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      400                   19.26
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     1500                   19.28
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     1200                   19.29
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     1600                    19.3
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      100                   19.31
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     2500                    19.4
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     1100                   19.45
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      100                    19.5
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        S.A.C. MultiQuant Fund, LLC                                         81                   19.51
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                       25                   19.53
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     3075                   19.55
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     1200                   19.56
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      100                   19.58
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     2000                   19.61
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     1200                   19.66
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     4200                    19.7
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        S.A.C. MultiQuant Fund, LLC                                         32                   19.74
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     6485                   19.75
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        S.A.C. MultiQuant Fund, LLC                                         19                   19.77
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                      500                   19.78
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     6200                   19.80
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                    -6770                      20
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     -800                   20.03
----------------- ----------------------------------------------- ----------------------- -----------------------
10/19/2007        Sigma Capital Associates, LLC                                     -100                   20.04
----------------- ----------------------------------------------- ----------------------- -----------------------
